Exhibit 4.3

EIA AGREEMENT

THIS AGREEMENT is dated for reference September 24, 2003

BETWEEN:

ONCOGENEX TECHNOLOGIES INC., a corporation formed under the laws of Canada and having an address at Suite 550, 2660 Oak Street, Vancouver, British Columbia, V6H 3Z6 Facsimile No. (604) 736-3687

(the “Company”)

AND:

WORKING OPPORTUNITY FUND (EVCC) LTD., a corporation incorporated under the laws of British Columbia and having its head office at 2600 - 1055 West Georgia Street, Vancouver, British Columbia, V6E 3R5 Facsimile No. (604) 669-7605

(“WOF”)

WHEREAS:

A.           The Company requires additional equity capital to further develop and expand its business;

B.             WOF may make investments in the Company from time to time;

C.             WOF is an employee venture capital corporation registered under the Employee Investment Act (British Columbia) the “Act”) and must comply with the requirements of the Act;

D.            It is a condition precedent to closing any investment that WOF receives written confirmation from the administrator under the Act that WOF’s investments in the Company will be an “eligible investment” or a “permitted investment” under the Act; and

E.              The representations, warranties and covenants set forth in this Agreement are needed to establish investment eligibility under the Act and obtain the necessary written confirmation from the Administrator.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and WOF’s investments in the Company from time to time and the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

ARTICLE 1 - INTERPRETATION

1.1          Definitions - In this Agreement, unless otherwise provided, the following terms shall have the following meanings:

(a)                                  “Act” means the Employee Investment Act, R.S.B.C. 1996, c. 112, as amended;

(b)                                 “Administrator” means the person designated under the Act from time to time to perform the duties of administrator under the Act;

(c)                                  “Agreement” means this agreement, together with any amendments to or replacements of this agreement;

(d)                                 “EIA CERTIFICATE” means a certificate as to certain facts relevant to determining whether an investment in the Company by WOF is or would be an “eligible investment” or “permitted investment”, as the case may be, under the Act completed and signed by a director or officer of the Company and delivered to WOF and the Administrator hereunder (using the general form of the certificate attached hereto or such other updated form as the Administrator may require);

(e)                                  “Financial Assistance” means financial assistance in the ordinary meaning of the term, except that for greater certainty in relation to section 18(2) of the Act it does not include:

(i)                                     any payments made to WOF by the Company as reimbursement of expenses or as management fees; and

(ii)                                  any directors fees or remuneration paid by the Company to directors or officers of WOF who serve on the Company’s Board, where such fees or remuneration apply generally to outside members of the Company’s Board; and

(f)            “Regulations” means the regulations enacted pursuant to the Act in force from time to time.

1.2          Act and Regulation Definitions Imported - In the Agreement, unless otherwise defined herein, words and phrases defined in the Act or the Regulations have the meanings given to them in the Act or the Regulations.

1.3          Number and Gender - In this Agreement, words (including defined terms) using or importing the singular number include the plural and vice versa and words importing one gender only shall include all genders and words importing persons in this Agreement shall include individuals, partnerships, corporations and any other entities, legal or otherwise.

1.4          Headings - The headings used in this Agreement are for ease of reference only and shall not affect the meaning or the interpretation of this Agreement.

ARTICLE 2 - ACT RELATED PROVISIONS

2.1          Act Related Representations and Warranties - The Company represents and warrants to WOF that the information contained in each EIA Certificate delivered to WOF is true and accurate as at the date thereof and may be filed by WOF with the Administrator for the purposes of obtaining an “eligible investment” ruling or “permitted investment” ruling, as the case may be, from the Administrator in respect of WOF’s investments in securities of the Company from time to time.

2.2          Act Related Covenants - The Company covenants and agrees with WOF that while WOF holds any securities of the Company or any money is owed by the Company to WOF;

(a)                                  it will not, directly or indirectly, use any of the funds it receives from WOF as a result of WOF’s purchase of securities from the Company for any of the purposes or uses specified in section 16 of the Act; provided however that the Company will not use any such funds for the purpose of lending to, or acquiring securities from, an affiliate or an associate of the Company, without the prior written consent of WOF;

(b)                                 it will not provide, directly or indirectly, as part of any transaction or series of transactions, a loan, guarantee or any other Financial Assistance to WOF or to any person who is an associate or affiliate of WOF, a director, officer or major shareholder of WOF or a member of a group that controls WOF;

(c)                                  it will, upon request by WOF, promptly provide to WOF;

(i)            an updated EIA Certificate for purposes of reporting to the Administrator as to the continuing eligiblity under the Act of WOF’s investment(s) in the Company or for seeking an “eligible investment” ruling or “permitted investment” ruling, as the case may be, from the Adminstrator in respect of any subsequent investment by WOF in the Company, and

(ii)           such additional information as WOF may require to duly complete and file its annual return with the Administrator pursuant to section 33 of the Act.

2.3          Reliance and Indemnity - The Company acknowledges that WOF is relying on the representations, warranties and covenants set forth in this Agreement and in any EIA Certificate in making investments in the Company. The Company agrees to indemnify and save harmless WOF from and against all losses, damages, costs, or expenses, including reasonable legal costs as between a solicitor and his own client, suffered or incurred by WOF as a result of or in connection with any of those representations, warranties or covenants being incorrect or breached.

ARTICLE 3 - GENERAL PROVISIONS

3.1          Time of the Essence - Time shall be of the essence of this Agreement.

3.2          Further Acts - Each of the parties shall at the request of any other party, and at the expense of the Company, execute and deliver any further documents and do all acts and things as that party may reasonably require in order to carry out the true intent and meaning of this Agreement.

3.3          No Partnership - Nothing in this Agreement or in the relationship of the parties hereto shall be construed as in any sense creating a partnership among the parties or as giving to any party any of the rights or subjecting any party to any of the creditors of the other parties.

3.4          Parties of Interest - This Agreement shall enure to the benefit of and be binding upon the parties and their respective personal representatives, administrators, heirs, successors and permitted assigns.

3.5          Governnig Law - This Agreement shall be governed by the laws of the Province of British Columbia.

3.6          Survival - Each party hereby agrees that all representations, warranties and other provisions contained in this Agreement or in an EIA Certificate shall forever survive the execution and delivery therof.

3.7          Severability - The invalidity or unenforceability of any provision in this Agreement shall not affect the validity or enforceability of any other provision or part of this Agreement, and the parties hereby undertake to renegotiate in good faith any such invalid or unenforceable provision, with a view to concluding valid and enforceable arrangements as nearly as possible the same as those contained in this Agreement.

3.8          Waiver - Failure by any party hereto to insist in any instance upon the strict performance of any one of the covenants contained herein shall not be construed as a waiver or relinquishment of such covenants. No waiver by any party hereto of any such covenant shall be deemed to have been made unless expressed in writing and signed by the waiving party.

3.9          Amendments - No term or provision hereof may be amended except by an instrument in writing signed by all of the parties to this Agreement.

3.10        Conflicting Rights - In the event of any conflict between the provisions of this Agreement and any other agreement among or between the parties and any amendment thereto or the constating documents of the Company and any amendments thereto, the provisions set forth in this Agreement shall prevail.

3.11        Counterparts - This Agreement may be executed in several counterparts (including by fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF the parties have executed this agreement as of the date first written above.

ONCOGENEX TECHNOLOGIES INC.

Per:	/s/ Scott Cormack
Authorized Signatory

WORKING OPPORTUNITY FUND (EVCC) LTD. by its manager GrowthWorks Capital Ltd.

Per:	/s/ Patrick R. Brady
Authorized Signatory

EIA CERTIFICATE

(provided by • (the “Company”)

of •)

TO:                            The administrator (the “Administrator”) under the Employee Investment Act, R.S.B.C. 1996, c. 112, as amended, (the “Act”) and the Worknig Opportunity Fund (EVCC) Ltd. (the “Fund”):

The undersigned, being a director or senior officer of the Company, hereby certifies as follows:

1.             Wages and Salaries (Do NOT include Affiliates)

1.1           During the immediately preceding fiscal year:

(a)           the total remuneration (i.e. all wages, salaries, benefits etc.) paid (or accrued as payable) by the Company to those employees who regularly reported to work in British Columbia was $         ; and

(b)           the total remuneration (i.e. all wages, salaries, benefits etc.) paid (or accrued as payable) by the Company to all Company employees was $         .

2.             Total Assets (Include Affiliates)

2.1           The Company has the following “affiliates” (as defined in the Act);

                _____________________________________________________

                _____________________________________________________

                _____________________________________________________

2.2           The Company, together with its “affiliates” (as defined in the Act), has less than $50 million in total assets (as calculated in accordance with generally accepted accounting principles on a consolidated or combined basis).

3.             Not Substantially Engaged in Ineligible Business Activities (Do NOT include Affiliates)

3.1           For purposes of this Section 3, the following activities are defined as “ineligible activities”,

(a)           primary resource exploration or extraction,

(b)           financial services such as providing loans, selling insurance or real estate or trading in securities,

(c)           property management or the rental or leasing of land or improvements,

(d)         the development of or improvement to land,

(e)          agricultural activities other than non-traditional agricultural activities such as

(i)             game farming,

(ii)          specialized small crops, livestock and poultry production, or

(iii)       high technology enterprises such as greenhouse or hydroponic crop production, plant propagation, animal genetics or production of breeding stock,

(f)    retail services.

3.2           The value of the Company’s assets used in ineligible activities is $           .

3.3           The total value of all the Company’s assets is $           .

3.4           The value of expenses incurred by the Company with respect to ineligible activities during the most recent fiscal year was $                ..

3.5           The total of all expenses incurred by the Company during the most recent fiscal year was $            .

3.6           The figures reported in sections 3.2 through 3.5 above were determined in accordance with generally accepted accounting principles.

3.7           The Company has         % of its assets (by dollar value) located outside of British Columbia.

3.8           The Company maintains a permanent establishment in British Columbia located at:

                _____________________________________________________

4.             Control

4.1           The following table shows the number of shares of the Company and the corresponding voting percentages which will be held by:

(a)          the Fund;

(b)         other employee venture capital corporations registered under the Act (“EVCCs”) and venture capital corporations (“VCCs”) registered under the Small Business Venture Capital Act, R.S.B.C. 1996, c. 429 and the directors, officers and shareholders of EVCCs and VCCs (and the associates and affliates thereof); and

(c) shareholders other than those listed in (a) and (b) above;

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assuming completion of the prosposed investment in shares of the Company for which this Certificate is being completed (the “Investment”).

Name of Shareholder	No. & Class	% of total Votes*

Working Opportunity Fund (EVCC) Ltd.

EVCCS and VCCs and their directors, officers and shareholders (and their associates and affiliates) (list names below)

Shareholders other than those listed above

*Total Votes =

4.2           The Company’s board composition will be as follows assuming completion of the Investment:

Name of Director	Nominee of:

Dated                      and effective as at the closing date of the Investment, unless a replacement certificate is provided prior to such closing date.

(Signature of Witness)	(Director’s/Officer’s Signature)

(Name of Witness)	(Print Name)

(Position)

IT IS AN OFFENCE UNDER THE EMPLOYEE INVESTMENT ACT TO MAKE

FALSE OR MISLEADING STATEMENT TO THE ADMINISTRATOR

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